Exhibit 5.6

ONE BOSTON PLACE, SUITE 2330

BOSTON, MA 02108

617-309-2600 • FAX 617-309-2601

July 10, 2013

EarthLink, Inc.

1375 Peachtree Street

Atlanta, Georgia 30309

Troutman Sanders LLP

1001 Haxall Point

Richmond, Virginia 23219

Ladies and Gentlemen:

We have acted as special counsel to Conversent Communications of Maine, LLC, a Maine limited liability company (“Conversent Maine”), which is a subsidiary of EarthLink, Inc., a Delaware company (the “Company”), in connection with the issuance of its guaranty (“Conversent Maine Guaranty”) as contemplated under the Company’s registration statement on Form S-4 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Act”), and relating to the proposed offering of $300,000,000 in aggregate principal amount of 7.375% Senior Secured Notes due 2020 of the Company (the “Exchange Notes”) in exchange for up to $300,000,000 in aggregate principal amount of 7.375% Senior Secured Notes due 2020 of the Company originally issued on May 29, 2013 and outstanding as of the date hereof (the “Original Notes”), and of the related guarantees of the Exchange Notes (the “Guarantees”) to be made by Conversent Maine and each of the Company’s other direct and indirect subsidiaries identified as a “Co-Registrant” on the cover page of the Registration Statement (each a “Guarantor” and collectively, the “Guarantors”).

The Original Notes were issued, and the Exchange Notes will be issued, pursuant to an indenture dated as of May 29, 2013 (the “Indenture”), by and among the Company, the Guarantors party thereto, and Regions Bank, as trustee (the “Trustee”).

The Exchange Notes, the Guarantees and the Indenture are referred to herein, each individually as a “Transaction Document” and collectively, as the “Transaction Documents.”

In rendering the opinions expressed below, we have examined copies of the documents listed on Schedule 1 attached hereto and originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or appropriate as a basis for the opinions set forth herein. In addition to the foregoing, we have made such investigations of law as we have deemed necessary or appropriate as a basis for the opinions set forth herein.  We have relied as to factual matters upon representations and certificates of Conversent Maine and its officers.  We have not independently investigated or verified the facts represented in such certificates and do not opine as to the accuracy of such facts.

In such examination and in rendering the opinions expressed below, we have assumed: (i) the due authorization of all agreements, instruments and other documents by all the parties thereto (other than the due authorization of each such agreement, instrument and document by Conversent Maine); (ii) the due execution and delivery of all agreements, instruments and other documents by all the parties thereto (other than the due execution and delivery of each such agreement, instrument and document by Conversent Maine); (iii) the genuineness of all signatures on all documents submitted to us; (iv) the authenticity and completeness of all documents, corporate records, certificates and other instruments submitted to us; (v) that photocopy, electronic, certified, conformed, facsimile and other copies submitted to us of original documents, corporate records, certificates and other instruments conform to the original documents, records, certificates and other instruments, and that all such original documents were authentic and complete; (vi) the legal capacity of all individuals executing documents; (vii) that the Transaction Documents executed in connection with the transactions contemplated thereby are the valid and binding obligations of each of the parties thereto (other than Conversent Maine), enforceable against such parties (other than Conversent Maine) in accordance with their respective terms and that no Transaction Document has been amended or terminated orally or in writing except as has been disclosed to us; and (viii) that the statements contained in the certificates and comparable documents of public officials, officers and representatives of Conversent Maine and other persons on which we have relied for the purposes of this opinion are true and correct.

The opinions expressed herein are limited solely to the laws of the State of Maine, including the Maine Limited Liability Company Act (the “Maine LLC Act”).  This opinion letter is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein.

Based upon and subject to the qualifications, exceptions, assumptions, limitations, definitions, exclusions and other matters described in this opinion letter, we are of the opinion that:

1.                    Conversent Maine is validly existing and in good standing as a limited liability company under the Maine LLC Act as of the date hereof.

2.                    Conversent Maine had, as of the date of the Indenture, and has, as of the date hereof, the limited liability company power to execute, deliver and perform its obligations under the Indenture.

3.                    The Indenture has been duly authorized, executed and delivered by Conversent Maine under the Maine LLC Act.

Our opinions set forth above are subject to applicable bankruptcy, insolvency, reorganization, fraudulent conveyance and transfer, moratorium or other laws now or hereafter in effect relating to or affecting the rights or remedies of creditors generally and by general principles of equity (whether applied in a proceeding at law or in equity) including, without limitation, standards of materiality, good faith and reasonableness in the interpretation and enforcement of contracts, and the application of such principles to limit the availability of equitable remedies such as specific performance.

This opinion has been prepared for your use in connection with the Registration Statement. This opinion speaks as of the date hereof. We assume no obligation to advise you of any change in the foregoing subsequent to the effectiveness of the Registration Statement even though the change may affect the legal analysis or a legal conclusion or other matters in this opinion letter.

We hereby consent to Troutman Sanders LLP’s reliance upon the opinions expressed above in connection with its opinions to the Company regarding the validity of the Exchange Notes and the Guarantees filed as Exhibit 5.1 to the Registration Statement.  We hereby consent to being named as counsel to Conversent Maine in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.  We also consent to the reference to our Firm under the caption “Legal Matters” in the Registration Statement.  In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Verrill Dana, LLP

VERRILL DANA, LLP

Attachment
jmd:EMM

SCHEDULE 1

1.                          Articles of Organization of Conversent Communications of Maine, LLC, as amended, as certified by the Secretary of State of the State of Maine on May 8, 2013.

2.                          The Amended and Restated Limited Liability Company Operating Agreement of Conversent Communications of Maine, LLC dated as of June 30, 2006.

3.                          A Certificate from the Secretary of State of the State of Maine as to Conversent Communications of Maine, LLC’s existence and good standing in the State of Maine, dated July 8, 2013.

4.                          An Officer’s Certificate, dated July 10, 2013, of Samuel R. DeSimone, Jr., Executive Vice President, General Counsel and Secretary of EarthLink, Inc. and each of the Guarantors, certifying, among other things, (i) the due organization of Conversent Maine, (ii) the Articles of Organization of Conversent Maine, (iii) the Operating Agreement of Conversent Maine, (iv) resolutions adopted by the sole member of Conversent Maine authorizing, among other things, the execution, delivery and performance of the Indenture and the Registration Statement and the transactions contemplated thereby and (v) the incumbency of the officers acting on behalf of Conversent Maine who executed the Registration Statement or the Indenture.

5.                          The Indenture.